Exhibit 10.38

STAPLES, INC.

   LONG TERM CARE INSURANCE PLAN SUMMARY

Staples provides long-term care insurance coverage which is fully paid by the company to officers of Staples hired or promoted prior to January 1, 2017, including the named executive officers. The coverage includes a maximum daily benefit of $150 per day or $54,750 per year, adjusted annually. The benefit will end on July 1, 2017 for all officers except for those that are over the age of 65 by December 31, 2017; provided, that the benefit continues post-retirement based on age and service at the time of separation from employment.